Exhibit 10.14

Compensatory Arrangements for Named Executive Officers

The Bank is an “at will” employer and does not provide written employment agreements to any of its employees. However, employees, including Named Executive Officers (or “NEOs”), receive: (a) cash compensation (i.e., base salary, and, for exempt employees, “variable” or “at risk” short-term incentive compensation); (b) retirement-related benefits (i.e., the Qualified Defined Benefit Plan; the Qualified Defined Contribution Plan; and the Nonqualified Defined Benefit Portion of the Benefit Equalization Plan (“DB BEP”)) and (c) health and welfare programs and other benefits. Other benefits, which are available to all regular employees, include medical, dental, vision care, life, business travel accident, and short and long term disability insurance, flexible spending accounts, an employee assistance program, educational development assistance, voluntary life insurance, long term care insurance, fitness club reimbursement and severance pay.

An additional benefit offered to all officers, age 40 or greater, or who are at Vice President rank or above, is a physical examination every 18 months.

The annual base salaries for the Named Executive Officers are as follows (in whole dollars):

	2012	2011
	(1)	(2)

Alfred A. DelliBovi	$741,180	$709,263
Peter S. Leung	$469,314	$453,443
Paul B. Héroux	$333,702	$322,417
Patrick A. Morgan	$353,851	$341,885
John F. Edelen	$336,375	$325,000

The 2012 increases in the base salaries of the NEOs from 2011 were based on their 2011 performance.

(1)         Figures represent salaries approved by the Bank’s Board of Directors for the year 2012

(2)         Figures represent salaries approved by the Bank’s Board of Directors for the year 2011

A performance-based merit increase program exists for all employees, including NEOs, that have a direct impact on base pay. Generally, employees receive merit increases on an annual basis. Such merit increases are based upon the attainment of a performance rating of “Outstanding,” “Exceeds Requirements,” or “Meets Requirements” achieved on individual performance evaluations. Merit guidelines are determined each year and distributed to managers. These guidelines establish the maximum merit increase percentage permissible for employee performance during that year. In November of 2011, the C&HR Committee determined that merit-related Officer base pay increases for 2012 would be 3.0% for Officers rated ‘Meets Requirements’; 3.5% for Officers rated ‘Exceeds Requirements’; and 4.5% for Officers rated ‘Outstanding’ for their performance in 2011.

When employees are individually evaluated, they receive one of five performance ratings: “Outstanding”; “Exceeds Requirements”; “Meets Requirements”; “Needs Improvement” or “Unsatisfactory”. Incentive Plan participants that were rated as “Exceeds Requirements” or “Outstanding” on their individual performance evaluations received an additional 3% or 6%, respectively, of their base salary added to their Incentive Plan award for the 2009 and 2010 Plan years. In 2011, the Bank removed the additional 3% and 6% award for employees’ superior annual performance ratings from the Incentive Plan and instead included it as a cash payout based on the annual performance evaluation rating. This cash payout for a superior performance rating will not result in an increase to base salaries.

More information about compensation arrangements can be found in Item 11 of the Annual Report on Form 10-K